Exhibit 99.2

MAC-GRAY CORPORATION

THIRD-QUARTER 2005 CONFERENCE CALL TRANSCRIPT

Operator:

Good day and welcome to Mac-Gray Corporation’s Third-Quarter 2005 conference call. Today’s call is being recorded and webcast. With us today are Chairman and Chief Executive Officer Stewart MacDonald, and Chief Financial Officer Michael Shea. At this time I would like to turn the call over to Mr. Shea. Please go ahead, sir.

Mike Shea, CFO:

Good morning, everyone. Thanks for joining us on today’s call. Before we begin I need to remind everyone that under the Private Securities Litigation Reform Act of 1995 the statements contained in this conference call that are not historical facts, such as those dealing with future financial performance and growth, are forward-looking statements that are subject to change based on various factors which may be beyond the Company’s control. Accordingly, the future performance and financial results of the Company may differ materially from those expressed or implied in any such forward-looking statements. Such factors include but are not limited to those described in the Company’s filings with the SEC. The Company undertakes no obligation to revise or publicly release the results of any revision to the forward-looking statements that may be made during today’s conference call.

As we announced in this morning’s release, Mac-Gray posted record revenue for the third quarter reflecting a combination of organic growth and the large acquisition we made in January. Total revenue for Q3 ‘05 was $65.6 million, an increase of 48% over Q3 ‘04. From a GAAP perspective, Q3 net income was $1.4 million, or $0.11 per diluted share, compared with $752,000, or $0.06 per diluted share in the third quarter of ‘04.

Q3 2005 contained some one-time items that were listed in our press release. Due to our bond offering, which was completed in August, we closed out a portion of our existing bank facility, which resulted in a charge of $461,000 for the early extinguishment of this debt. At the same time, we eliminated some interest rate protection contracts, or swaps, that had been purchased in January of this year in concert with the acquisition we completed. This resulted in a gain of $1.7 million on the termination of those instruments. If you exclude these items, adjusted net income for the third quarter of 2005 was $789,000, or $0.06 per diluted share. I’d also like to remind everyone that we reconcile adjusted net income to net income in Table 1 at the back of today’s news release. Now I’d like to discuss how each of the business lines performed in the quarter.

In the third quarter of ‘05 revenue in our laundry facilities management business set another record, rising 56% year-over-year to almost $51 million. This included a $17 million contribution from the January acquisition. The Company also continued its healthy organic growth. In the quarter, we recorded approximately $1.3 million in internally generated revenue. As a reminder, for reporting purposes, our laundry facilities management segment includes Copico, our reprographics business, which had revenue of approximately $560,000 in the quarter.

Product Sales, which has two segments, grew 29% in Q3 to $14.0 million. Commercial laundry equipment sales posted a 27% increase in revenue while our MicroFridge business grew 29%. As we highlighted in today’s press release, Product Sales gross margins were off by 7 percent, compared to the same quarter last year, comprised of a 1% improvement in commercial laundry and a 9% decline in MicroFridge. There were several reasons behind the MicroFridge decrease including increased freight, inventory and handling expenses and higher costs from some of our suppliers.

Consolidated selling, general and administration expense in the third quarter increased to $7.4 million compared to $6.4 million in Q3 ‘04. This increase is directly related to the January acquisition and the associated sales and marketing expenses. As a percentage of revenue, SG&A continues to decline, from 14.4% in the third quarter of ‘04 to 11.3% this year and from 14.2% for the nine months of ‘04 down to 11.9% for this year. As we mentioned on our second quarter call, the December move to our new leased office space for the corporate staff will have a minimal effect on admin expense on an annual basis.

Third-quarter income from operations was $3.8 million, for a 58% increase from $2.4 million in ‘04. This includes the charge for early extinguishment of debt. Excluding this charge for an apples-to-apples comparison, adjusted income from operations increased $2 million, or 80%, to $4.3 million, up from $2.4 million in ‘04. Our operating margin, after this adjustment, as a percentage of revenue increased to 6.5% from 5.3% in the same period of ‘04. Our effective tax rate on operating income for Q3  ‘05 was 44% compared to the third quarter of ‘04 at approximately 43%. As expected, our net interest expense for the quarter increased $1.8 million from Q3 ‘04 to $2.9 million – reflecting the borrowing associated with the January ’05 acquisition

EBITDA, as adjusted, for Q3’05 was $12.3 million compared with $7.7 million for the third quarter of ‘04. This is an EBITDA increase of 60% year-over-year – again primarily attributable to the assets purchased in January of ‘05. EBITDA on a per share basis has increased from $0.60 to $0.92. For the nine months, EBITDA has increased 57% on a fully diluted per share basis, and from $1.87 per share to $2.90 per share. As always, to comply with SEC guidelines, let me define EBITDA as used in today’s call. EBITDA is income before provision for interest, income taxes, depreciation and amortization expense. I must also say that EBITDA should not be considered an alternative to net income as a measure of operating results or to total cash flow as a measure of liquidity.

Turning to the balance sheet. Our total funded debt, as of September 30, stood at $175 million compared to $185 million at the time of the January acquisition. Compared to the quarter-ended June 30, 2005 our total debt, net of cash, has increased $5.5 million due primarily to the expenses associated with the bond deal, taxes paid on the sale of our corporate headquarters, and the seasonal capital spent on our college locations during the summer months.

CapEx for the first nine months of ‘05 totaled approximately $20 million compared with $15 million for the same period last year. This 33% increase was due primarily to the expanded platform in the West as well as increased spending on organic growth opportunities.

And just a quick recap on our nine-month results to provide a year-to-date perspective on our performance. For the first nine months of 2005, Mac-Gray’s revenue increased 44% to $191.3 million. Net income for the first nine months of ‘05 was $10.4 million, or $0.79 per diluted share, compared with $3.5 million, or $0.27 per diluted share, in the comparable period in 2004. Excluding the gain on the termination of derivative instruments, the loss on early extinguishment of debt and the gain on the sale of the headquarters we recorded in Q2 2005, adjusted net income for the first nine months of 2005 was $3.7 million, or $0.28 per diluted share. This compares with $2.9 million, or $0.22 per diluted share, for the comparable period in 2004. Net income, as adjusted, increased 28%. For the nine months ended September 30, 2005, the Company’s EBITDA, as adjusted, grew $13.9 million, or 57%, to $38.4 million. Again, please refer to today’s press release for more details on reconciling adjusted net income to net income, and EBITDA, as adjusted, to net income.

With that, let me turn the call over to Stewart.

Stewart MacDonald, CEO:

Good morning everyone. Our results for the third quarter are indicative of the strength of our core business, which grew by 56% year-over-year.  Mac-Gray as a whole achieved record revenue of $65.5 million and our laundry facilities business accounted for approximately 78% of that total. Our growth in the quarter was primarily driven by the Western assets we acquired in January of this year, which performed on plan. Also, we mentioned on our second quarter call that the integration process was expected to be completed by the end of October. I am able to report that all of that work is done and the acquired assets are fully integrated. Now we can turn our full attention to improving the performance of that region and the acquired assets.

While acquisitions of the size and scale we made in January are quite dramatic in terms of their impact on growth, there is also is a very interesting organic growth story continuing here at Mac-Gray. Once again, we added more than $1 million in internally generated growth for the quarter. We accomplished this by continuing to differentiate ourselves with leading edge technology and commitment to energy-saving equipment and solutions. We are also taking market share away from our competitors.  With the larger geographic footprint the company now has, we have an excellent platform from which to continue our organic growth momentum.

Also noted in today’s press release, our laundry facilities results in Q3 likely would have been slightly higher, but we lost some revenue due to Hurricane Katrina. The overall effect on the quarter was minimal as New Orleans is one of our smallest branches. In fact, based on results from the first six months of this year, New Orleans ranks only 20th in revenue out of our major 24 metropolitan markets. As a result of many people leaving the city in advance of the storm, the hurricane itself, and the subsequent flooding, much of our business there was affected. What the precise effect was on Q3 revenue is difficult to pinpoint as there are a number of variables involved.

For instance, we saw a spike in revenues in the Houston region, where occupancy increased dramatically due to evacuees being housed there. So it is not a simple equation that a certain number of machines were out of service over a certain period of time. The most important news for us was that all of our employees survived the hurricane, and I am proud to say that the rest of our organization really banded together in the aftermath of the storm. Mac-Gray employees created a relief fund for their fellow co-workers who were displaced by the floodwaters and helped make sure that the employees and their families were taken care of. It was quite a remarkable showing of support for one another among the Mac-Gray team. Currently, we are still in the process of assessing the full extent of the damage to our assets in the region. We have not yet been able to visit all of the affected locations. Therefore, we are unable to estimate at this time what the cost of repairing or replacing damaged equipment will be, or when the multi-housing units where our equipment is located, will be restored and inhabited by tenants again. We hope to have the information necessary to better estimate our losses, both in revenue and equipment by the end of the year. At the current time, we do not expect the impact to be material.

During the third quarter, the Product Sales component of our business exhibited strong growth both in commercial laundry equipment sales, up 27%, and MicroFridge sales, which increased 29%. We are pleased to note that this segment of our business is up 9% for the year and has improved its margin by 3% during that period. As I’ve mentioned on prior calls, commercial laundry equipment sales is quite lumpy on a quarterly basis, but has tended to be quite steady when annualized.

As Mike mentioned earlier, MicroFridge reported disappointing margins for the quarter based on a combination of factors. Most notably, as we discussed last quarter, our storage and handling costs have increased sharply as a result of our need to carry more inventory to address supply constraints.  Compounding that expense is the dramatically increased freight costs we experienced due to skyrocketing fuel and energy prices in Q3. We are currently taking necessary steps to try to offset some of these costs.

Before I discuss guidance and open up the call for questions, I wanted to touch upon the balance sheet. From a financial perspective, we believe that Mac-Gray is in a very healthy position. We enhanced that position with a successful bond offering that was executed during Q3, which repaid most of our existing bank facility. We were pleased with the results of the offering, and with that transaction, we secured an attractive, long-term fixed rate that affords us financial leverage over the next 10 years.

Our outlook for the remainder of 2005 remains positive as we intend to extend the momentum within our core laundry facilities business. Based on our year-to-date results, we have revised our guidance and narrowed several of the ranges previously provided. We currently expect revenue for the year to be in the range of $250 million to $260 million, and diluted earnings per share in the range of $0.85 to $0., which includes the one-time adjustments cited in the press release. As a result of our refinancing, we now expect interest expense for the year to be in a range of $11 to $12 million. Depreciation and amortization for 2005 is anticipated to be in the range of $32 to $33 million. And, based on when organic growth opportunities actually become installed accounts, we now see a potential for total capital expenditures to possibly, but not necessarily, exceed the top end of the range of $25 million but in all likelihood not by more than another $1.5 million. Also, I would refer everyone to the text of this morning’s press release for other notes and assumptions regarding our guidance.

Thank you for joining us today, and with that, Mike and I would now like to answer any questions you may have.

Q&A Session:

Operator Instructions…And our first question of the day will come from Zafar Nazim from JP Morgan.

Zafar Nazim

A few questions. First of all, could you please the provide us the EBITDA equivalent of your EPS guidance for this year?

Mike Shea

We haven’t done that and we have given you the components to compile that number yourself, I believe. We haven’t because then we would have to reconcile according to our lawyers who gave us advice that if we give guidance on EBITDA EPS specifically, it would require another schedule. So the way we addressed that was to try and give you the information in a way that you could compile that data yourself.

Zafar Nazim

In terms of the EPS guidance, the new guidance which is below the previous guidance, is that all entirely on account of your recapitalization during the current quarter?

Mike Shea

It’s due to that certainly. Primarily, it is due to the increase in interest expense, but also it is due in part to the increase in the borrowing that I mentioned earlier, the borrowing to execute the bond deal, and then the tax on the sale of our headquarters. Those two items accounted for some of it. And then there was the net effect of some operating improvement and the slippage in the MicroFridge margin, but the majority of the change comes about through the increase in the interest rate we are paying and the increase in the borrowings over what we were planning three months ago.

Zafar Nazim

In terms of your renewal of your contracts and organic growth and planning of new customers, what impact is the higher electricity costs having on your ability to renew contracts or in terms of the agreements that you are finalizing with your landlords? Are you seeing any pressure from those guys for high incentive payments or more of a revenue share, do you see any of that?

Stewart MacDonald

They are always going to ask for that. Any excuse is an open door to ask for better economic terms. Remember they pay utility costs, we don’t. I think the impact we are seeing is actually a positive one, because we just say no to different economics. But the real impact is it makes it easier for us to persuade them that energy efficient equipment is a better long term solution to their problem, rather than a slightly increased check from us.

Zafar Nazim

Okay. That’s pretty much it from me.

Stewart MacDonald

Thank you, good to hear from you.

Mark Cooper

Morning. I just wanted to make sure I understand the broad cash flow numbers. Is the CAPEX for the nine months about $22 million?

Stewart MacDonald

No.  For nine months it is $20 million.

Mark Cooper

So that would bring – for the quarter that’s $11 million. Is that right?

Mike Shea

Yes, about that.

Mark Cooper

And then so what is the corresponding cash flow from operations as you’ll report on your statement of cash flows?

Mike Shea

I don’t have that in front of me. The schedule is prepared but I just don’t have it in front of me. I’m sorry I cannot answer that question.

Mark Cooper

The receivables - the $10.1 million looks like a fairly unusual jump at least in recent history - $6 million from the previous quarter of $5.2 million. Is there anything notable about that?

Stewart MacDonald

It’s a reflection of a dramatically improved sales business in the quarter.

Mike Shea

It’s the September sales business both in commercial sales, laundry sales and MicroFridge sales.

Mark Cooper

Right. Thank you.

Mike Shea

You’re welcome.

Sanjay Ram

Few questions here. First one, could you break down your debt components besides the notes offering and how much at the end of the quarter did you have on the revolver?

Mike Shea

The bonds are $100 million and the revolver was approximately $20 million and we have up a couple of million dollars of long term capital leases. Those are the only three pieces of our long term debt.

Sanjay Ram

And do you have an idea of where you see yourself ending the year on the balance sheet?

Mike Shea

We certainly do, but we haven’t disclosed that.

Sanjay Ram

How about the quarterly interest run rate? My calculations indicate that if you are looking at $12 million for the year, your fourth quarter will be around $4.2 million. Is that a run rate we should be looking at, about $4 million per quarter?

Mike Shea

I guess the way I’ll answer that question is that $150 million is permanent and that interest rate is 7 5/8. If you look at our historical trend, you will see our revolver going down in the fourth quarter. Typically the fourth quarter has been one of our best quarters as far as reducing debt. So there is no reason to think that our historical trend will be any different.

Sanjay Ram

How about - talking about your organic growth rate, it seems to me, that if you work back into the guidance, that in your fourth quarter there would be a noticeable deceleration when it comes to revenue growth and even EBITDA growth. Let’s say the energy prices stay the same where they are now, and it looks like it will be like that for quite some time now, do you see a noticeable push back coming back from some of your tenants? Does this change your growth assumption do you think? Or do you think that this is a secular trend that we should take into consideration with your growth to unfold?

Stewart MacDonald

I think that is the first question I answered. Energy cost is something that is going to have to do with property management companies and property owners as well as suppliers and vendors. We are not expecting it to have a negative impact at all on our organic growth rate. And, to back up to your premise on that question, the nature of the business is that it is a long-term sales cycle and organic growth is measured on a variety of factors and the one that has the time lag is the time between when we make an agreement with a property and the time when we actually install the equipment that starts to produce revenue. And that can vary widely depending on the readiness of the property and that sort of thing. So, when we talk about a growth rate accelerating here that might add another million, million plus, to the CAPEX for the guidance for the year, that doesn’t translate immediately into revenue in the quarter. It’s something that really kicks in  90 days plus.

Mike Shea

I’d like to remind you that the landlord, or our customer, pays all the utilities. So what’s driving some landlords to Mac-Gray is the fact that we have high energy-efficient equipment.

Sanjay Ram

You said that when it comes to servicing the equipment you still have to put fuel into your vans, into your trucks.

Mike Shea

Yes, absolutely. That is something we are considering and we can’t add that directly on to our consumers. However, I think Mac-Gray is probably positioned better in this than the others in the industry. As I hope you remember, we are by far the largest owners of card-operated equipment in the industry. And card-operated equipment, by definition, lends itself to small, incremental vend-price increases, as opposed to the coin-operated machines of the past. And, as a result of being able to implement reasonable steady vend-price increases which the property also shares in, it is the most logical way for both them and us, to address the energy environment you correctly summarized.

Sanjay Ram

With the product sales, do you see - you talked about lower than expected margins this quarter - do you see that as specific to this quarter or do you see this as a longer term trend?

Mike Shea

We have taken some steps to correct that, but beyond that we really cannot comment.

Sanjay Ram

And then finally, in terms of CAPEX numbers - the reason why they increased so much during the quarter, is that just a matter of adjusting it?

Mike Shea

We are bigger. It is the opportunities that the new portfolio of the West has given to us.

Stewart MacDonald

 I’m sorry to interrupt. I’m confused about your question, are you talking about the increase in actual CAPEX in our third quarter or the slight increase we threw in on the guidance.

Sanjay Ram

The increase in CAPEX in the third quarter.

Steward MacDonald

We are a substantially larger platform than we were a year ago, because more sales reps are bringing in more business.

Sanjay Ram

Sequentially you went from $6 million to $11 million. And the guidance says $25 million to $26 million. That would imply about $4 million in CAPEX next quarter, so what is the reason for the huge step up in this?

Mike Shea

How we spend our money on a quarterly basis is ideally on how we manage our cash as closely as we can, but that is governed to some extent by what the consumers want. There is no real pattern as to how to expect that to flow quarterly, except the third quarter is historically the biggest, because the college environment where we place a lot of equipment in the summer.

Sanjay Ram

Thank you.

James Vanasek

I just have a broader based strategic question. In your earlier reports, the last couple, you have been reporting some pretty solid gains on the laundry side of the business, but yet again we sort of see more disappointment on the MicroFridge side. And I was just wondering if you could walk us through the strategic rationale for why you have MicroFridge, why you continue to offer it and maybe some justification over why you want to keep it under Mac-Gray as opposed to selling it and taking the proceeds and using that to build back up even more your business on the laundry side?

Stewart MacDonald

I must address your last question first. We don’t lack for the financial wherewithal to build the core business. So your hypothetical selling MicroFridge and using the proceeds to build the core business does not apply because we don’t lack for the capability. We have all the resources we need to grow the core business to the extent it should be grown under our metric.

To answer your first couple of questions, MicroFridge remains a good business. Its current margin problem is, we believe, solvable in the long term. We accept it and if you have been part of any of our presentations, you would know, we address this quite clearly, is that the selling opportunities in MicroFridge, the market sector opportunity, is a total cross sell opportunity for us. We are in the government market with both laundry and MicroFridge. We are in the hotel market with both laundry and MicroFridge. And more dramatically, of course, we are the dominant providers in the academic market for both laundry and MicroFridge in the United

States. It may look like a completely separable business to you, but it really is a remarkably synergistic cross-sell and overlay for us.

Zafar Nazim

Have you had any contact with Whirlpool, with respect to its pending Maytag acquisition and do you have any sense for how committed Whirlpool is likely to be to commercial laundry equipment sales?

Stewart MacDonald

Senior officials from Whirlpool visited us weeks ago so the answer is, yes. I have a very good sense of how committed Whirlpool is to the commercial laundry space.

Operator

If there are no further questions at this time I will turn the conference over to Mr. MacDonald for any closing remarks.

Stewart MacDonald

Thanks to all of you for joining us this morning. We look forward to speaking with all of you early next year for our year-end and fourth-quarter conference call.

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